Exhibit 2.2

AMENDMENT NO. 1 TO THE

SHARE PURCHASE AGREEMENT

This Amendment No. 1 to the Share Purchase Agreement (this “Amendment”) is made as of May 30, 2022, by and among Euda Health Limited, a British Virgin Islands business company (the “Company”), Watermark Developments Limited, a British Virgin Islands business company (“Seller”), and 8i Acquisition 2 Corp., a British Virgin Islands business company (“Purchaser”), and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Indemnified Party Representative”) and amends that certain Share Purchase Agreement dated April 11, 2022, by and among the Company, Seller, Purchaser, and the Indemnified Party Representative (the “Share Purchase Agreement”). The Company, Seller, Purchaser, and the Indemnified Party Representative are sometimes referred to separately in this Amendment as a “Party” and collectively as the “Parties.” Any capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Share Purchase Agreement.

RECITALS

WHEREAS, the Parties are parties to the Share Purchase Agreement;

WHEREAS, pursuant to Section 9.2(j) of the Share Purchase Agreement, a section that specifies a condition of Purchaser’s obligation to complete closing under the Share Purchase Agreement, Purchaser has until May 31, 2022 to (i) complete its financial, operational, and legal due diligence review of the Company (the “Due Diligence Review”) and (ii) provide written notice to Seller that Purchaser is not satisfied with the results of its Due Diligence Review;

WHEREAS, Purchaser will not have completed the Due Diligence Review by May 31, 2022;

WHEREAS, the Parties desire to extend the deadlines in Section 9.2(j) of the Share Purchase Agreement for Purchaser to have completed the Due Diligence Review and provide written notice to Seller as to Purchaser’s satisfaction with such review from “May 31, 2022” to “June 15, 2022”;

WHEREAS, Section 12.1 of the Share Purchase Agreement provides that the Share Purchase Agreement may be amended or modified if such amendment or modification is in writing and signed by each of Purchaser, the Indemnified Party Representative, Seller, and the Company; and

WHEREAS, the Parties to this Amendment constitute the parties necessary to amend the Share Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the moneys being expended to complete the Due Diligence Review, the Parties agree as follows:

1. Amendment of the Share Purchase Agreement. Section 9.2(j) of the Share Purchase Agreement is hereby amended to change all references to “May 31, 2022” in such section to “June 15, 2022”, such amended section to read in its entirety as follows:

“(j) Satisfactory Completion of Due Diligence. The Purchaser shall have completed its financial, operational and legal due diligence review of the Company on or before June 15, 2022, and be satisfied with the results of such due diligence review. If the Purchaser has not notified the Seller in writing that it is not satisfied with the results of its due diligence review by close of business, New York time, on June 15, 2022, the closing condition of this Section 9.2(j) shall lapse without the necessity of any further action by the parties.”

2. No Other Amendment. Except as amended by this Amendment, the Share Purchase Agreement shall remain in full force and effect in accordance with its terms without any other amendment or modification.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

4. Counterparts. This Amendment (including any schedules and/or exhibits hereto or thereto) may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

2

In Witness Whereof, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

EUDA HEALTH LIMITED

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	CEO

SELLER:

Watermark Developments Limited

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Director

PURCHASER:

8I ACQUISITION 2 CORP.

By:	/s/ Guan Hong (William) Yap
Name:	Guan Hong (William) Yap
Title:	CFO

INDEMNIFIED PARTY REPRESENTATIVE:

/s/ Kwong Yeow Liew
Name:	Kwong Yeow Liew

3